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Exhibit 10.16

February 28, 2018

Marc Drobny

Dear Marc:

We are pleased to confirm an offer of employment to have you join StandardAero. This letter will outline the terms and conditions that will initially govern your proposed employment with StandardAero. Please review this letter carefully and do not hesitate to contact me should you have any questions.

Your position will be President, Business Aviation and you will report directly to the Chief Executive Officer, Russell Ford. The position will be based In Scottsdale, Arizona. Your initial annual base salary will be $320,000, to be paid in accordance with the Company's regular payroll practices (currently bi-weekly). In accordance with the provisions of the Fair Labor Standards Act, you will be classified as an exempt employee, and thus will not be eligible to receive overtime compensation. We anticipate your first day of employment to be March 26, 2018, subject to successful completion of applicable background checks and pre-employment screening.

Based on this position, you will be eligible· to participate In StandardAero's Annual Incentive Plan (AIP). Your target bonus will be an amount equal to 60 percent of your annual base salary. The actual amount of the AIP bonus payable Is subject to Company and Individual performance and the terms of the AIP, which are subject to change. More Information regarding the AIP will be presented to you upon acceptance of this offer.

In addition, as an employee of StandardAero, you and your eligible dependents may participate in our comprehensive array of benefit programs. You are eligible to participate in StandardAero's benefits on the first day of the month following your first day of employment with the Company. Information on the Company's benefits plans Is enclosed for your review. As discussed therein, benefits offered at the time of hire and offered during the course of employment are subject to modification, as these plans are reviewed periodically.

Since acceptance of this position requires you to relocate to the Phoenix, Arizona metropolitan area, expenses associated with establishing housing in the determined area will be managed according to the Company's relocation program guidelines. A summary of that program is enclosed and your acceptance of the Company's offer of employment constitutes your acceptance of the terms of the relocation program, including a repayment agreement as described therein.

Should you accept this offer, in addition to the salary, bonus, and other compensation and benefits described above, upon commencement of your employment, provided you agree to certain intellectual property, non-disclosure of confidential information, non-solicitation, and non-competition covenants to apply during and after your termination of employment with StandardAero, VCSA Holdings LLC (which Is the indirect parent company of StandardAero Aviation Holdings, Inc.), will Issue to you, subject to the provisions of plan documents that will be presented to you, a Class B Membership Interest in VCSA Holdings LLC (constituting, at the time of Issuance, a Class B Percentage Interest of 0.2500%), for which no cash investment by you will be required.

You will be eligible to accrue 172 hours of Paid Time Off (PTO) per year. You will accrue PTO hours on a pro rata basis each pay period. Only accrued PTO hours will be available for use. Your

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annual PTO entitlement serves as your maximum balance, until you reach the next service milestone; at no time will you be allowed to accrue PTO hours in excess of your annual PTO entitlement at any given time. If your balance reaches your annual PTO entitlement at any time, accruals will stop until your balance falls below your maximum accrual. Additional information concerning the Company's PTO policies and practices will be provided to you during your orientation.

This offer is contingent upon you successfully completing our standard pre-employment screens. All costs associated with the pre-employment screenings will be at Company expense. It is also contingent on your satisfying employment eligibility criteria under the Immigration Reform and Control Act of 1986 (and any other applicable immigration laws and regulations). Under that law, we are required to check a number of documents to verify that you, as a prospective employee, are eligible to work in the United States. Upon reporting to work, you will need to furnish documents that establish identity and employment eligibility, for example (list is not all Inclusive;) a passport, a driver's license, a United States military card, a social security card, a birth certificate, or a work< authorization from your current state of residence. Please be prepared to present the required documentation on or before your first day of employment.

If you accept this offer, your employment relationship with StandardAero will be at all times what Is called ''at-will." This means that you are not guaranteed employment for any duration of time, that you have the right to resign at any time, and StandardAero has the right to end your employment relationship or to change the terms and conditions of your employment at any time - with or without cause or notice, for any reason, or for no reason. Nothing in this letter or in any StandardAero policy or statement (Including any verbal statements made to you during negotiations about working at the Company) Is intended to or does create anything but an at-will employment relationship. Only StandardAero's Chief Executive Officer may modify your at-will employment status, and any such modification must be in writing and signed by the Chief Executive Officer.

Should you accept this offer of employment, you represent that employment with StandardAero will not violate any contractual obligation or other duty that you may owe to any former employers or other parties, including obligations not to compete and obligations not to disclose trade secrets or other confidential business Information. You further represent that you have not disclosed and will not disclose to StandardAero any trade secret or other confidential business information belonging to any third parties, and that you will not bring with you to your employment with StandardAero any documents, records, or other confidential Information belonging to your former employers or other parties.

This letter supersedes any previous correspondence or offer and contains StandardAero's entire offer. Please Indicate your agreement to the above terms and conditions by signing a copy of this letter with your completed paperwork. Once all documents are signed, please scan to [ ]@standardaero.com within 10 business days of receipt of offer. If acceptance Is confirmed via phone, we still request a physical copy of the signed offer be given to Human Resources prior to your start date.

If you have any questions, please contact me directly at [ ].

Marc, we are very excited to have you as part of the StandardAero team and know that you will contribute greatly to the success of our company. We look forward to your response.

Congratulations!

Sincerely,

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Michele Grisez
Senior Vice President
Human Resources

AGREED TO AND ACCEPTED BY:	/s/ Marc Drobny
Marc Drobny March 6, 2018
Date